Exhibit 99.N

SUN CAPITAL PARTNERS II, LP

5200 Town Center Circle

Suite 470

Boca Raton, FL 33486

November 23, 2005

SAN Holdings, Inc.

900 W. Castleton Road, Suite 100

Castle Rock, CO 80104

Attn:       Robert Ogden

Mr. Ogden:

Reference is made to that certain letter agreement, dated as of March 31, 2003, by and among, Sun Capital Partners II, LP, a Delaware limited partnership (the “Fund”), and SAN Holdings, Inc., a Colorado corporation (“SANZ”) (the “Letter Agreement”).  Capitalized terms used herein without definition have the meanings ascribed to them in the Letter Agreement.

Pursuant to the Harris Loan Authorization Agreement, dated as of May 16, 2003 (as amended to date, the “Harris Loan”), SANZ has borrowed the aggregate principal amount of $13,000,000 from Harris N.A.  Such amount is guaranteed by the Fund.

Pursuant to the Letter Agreement, SANZ is periodically required to issue Sun a Guaranty Warrant.  Such Guaranty Warrant is exercisable for the number of shares of SANZ Common Stock equal to the product of (i) the applicable Warrant Share Amount and (ii) a fraction, the numerator of which is the aggregate amount of outstanding indebtedness of SANZ guaranteed by the Fund in excess of $3,000,000 at the time such Guaranty Warrant is required to be issued, and the denominator of which is $2,000,000.

Because the Fund guaranteed an aggregate amount of outstanding indebtedness of SANZ on the Harris Loan as of November 16, 2005 of $13,000,000, in accordance with the Letter Agreement, SANZ issued to Sun a Guaranty Warrant on November 16, 2005 exercisable for 6,539,490 shares of SANZ Common Stock.  The number of shares of SANZ Common Stock for which such Guaranty Warrant was exercisable was calculated by multiplying the applicable Warrant Share Amount, i.e., 1,307,898, by a fraction, the numerator of which was $10,000,000 (representing the aggregate amount of outstanding indebtedness of SANZ guaranteed by the Fund in excess of $3,000,000), and the denominator of which was $2,000,000.

In accordance with the Letter Agreement, SANZ is obligated to issue an additional Guaranty Warranty to Sun on the six (6) month anniversary of November 16, 2005 and each six (6) month anniversary thereafter so long as the Fund continues to guaranty the Harris Loan in an amount in excess of $3,000,000.

Sun anticipates purchasing the Harris Loan from Harris N.A. (thereafter, the “Sun Loan”), and the Fund anticipates terminating its guaranty of the Harris Loan.  In the event such purchase is consummated and such guaranty is terminated, SANZ agrees to continue issuing additional Guaranty Warrants to Sun as contemplated by the Letter Agreement and as set forth herein, notwithstanding that the Harris Loan has been purchased by Sun and notwithstanding that the Fund will no longer guaranty the obligations of SANZ under the Harris Loan.  SANZ will be obligated to issue such Guaranty Warrants in the same six (6) month intervals contemplated by the Letter Agreement, with each such Guaranty Warrant being exercisable for the number of shares of SANZ Common Stock equal to the product of (i) the applicable Warrant Share Amount and (ii) a fraction, the numerator of which shall be the aggregate principal amount owed to Sun under the Sun Loan in excess of $3,000,000 at such six (6) month interval as a result of Sun purchasing the Harris Loan, and the denominator of which shall be $2,000,000.

Except as set forth herein, the Letter Agreement shall remain in full force and effect in accordance with its original terms.

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This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.  This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Very truly yours,

Sun Capital Partners II, LP

By: Sun Capital Advisors II, LP
Its: General Partner

By: Sun Capital Partners, LLC
Its: General Partner

			By:	/s/ M. Steven Liff
M. Steven Liff, Vice President

Agreed and accepted this 23rd day of November, 2005:

SAN HOLDINGS, INC.

By:	/s/ John Jenkins

Its:	Chief Executive Officer

SUN SOLUNET, LLC

By:	/s/ M. Steven Liff
	Name:	M. Steven Liff
	Title:	Vice President